Exhibit 99.3

AVION OWNER, LLC

FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2025

(UNAUDITED)

AVION OWNER, LLC

FOR THE SIX MONTHS ENDED JUNE 30, 2025

TABLE OF CONTENTS

Page(s)
FINANCIAL STATEMENTS (UNAUDITED)
Statements of Financial Condition	1
Statements of Operations	2
Statements of Changes in Members' Equity	3
Statements of Cash Flows	4
Notes to Financial Statements	5-9

AVION OWNER, LLC

STATEMENTS OF FINANCIAL CONDITION

AS OF JUNE 30, 2025, AND DECEMBER 31, 2024

(Amounts in U.S. Dollars)

	June 30, 2025 (Unaudited)	December 31, 2024
ASSETS
Real estate property, net of accumulated depreciation of $9,692,207 and $8,343,706 respectively	$70,288,835	$71,637,336
Restricted cash	4,179,077	3,024,512
Cash and cash equivalents	167,323	314,116
Prepaid expenses	463,542	361,620
Interest rate swap asset	26,479	-
Other assets	569,361	233,860
TOTAL ASSETS	$75,694,617	$75,571,444

LIABILITIES AND MEMBERS' EQUITY
Notes and mortgage payable	$62,550,000	$62,800,000
Accounts payable and accrued expenses	934,044	559,733
Taxes payable	760,302	1,440,626
Other liabilities	382,865	270,764
TOTAL LIABILITIES	$64,627,211	$65,071,123

MEMBERS’ EQUITY	11,067,406	10,500,321

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$75,694,617	$75,571,444

See notes to financial statements

AVION OWNER, LLC

STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2025 AND 2024 (Unaudited)

(Amounts in U.S. Dollars)

	For the Six Months Ended June 30, 2025	For the Six Months Ended June 30, 2024
INCOME
Rental revenue	$3,273,379	$3,354,825
Other operating revenue	188,952	200,312
Tenants reimbursement income	159,373	157,889
Insurance proceeds	9,319	1,066,512
Interest income	744,123	1,057,110
TOTAL INCOME	4,375,146	5,836,648

EXPENSES
General and administrative expenses	235,159	235,733
Operating expenses	855,969	883,340
Tax expenses	763,064	751,139
Renovation expenses	307,640	1,304,668
Depreciation and amortization	1,348,500	1,348,500
TOTAL EXPENSES	3,510,332	4,523,380

OPERATING INCOME	864,814	1,313,268

OTHER INCOME (EXPENSE)
Interest and debt expenses	(3,074,208)	(2,812,757)
Unrealized gain/(loss) on interest rate swap	(223,521)	(447,545)
Net loss before income taxes	(2,432,915)	(1,947,034)

Income taxes	-	-

NET LOSS	$(2,432,915)	$(1,947,034)

See notes to financial statements

AVION OWNER, LLC

STATEMENTS OF CHANGES IN MEMBERS' EQUITY

FOR THE SIX MONTHS ENDED, JUNE 30, 2025 (Unaudited) AND THE YEAR ENDED DECEMBER 31, 2024

(Amounts in U.S. Dollars)

	Managing Member	Member	Total
BALANCE, JANUARY 01, 2024	$1,626,537	$13,998,751	$15,625,288
Capital contributions	-	-	-
Capital distributions	-	-	-
Pro-rata allocation of net loss	(531,636)	(4,593,331)	(5,124,967)
BALANCE, DECEMBER 31, 2024	$1,094,901	$9,405,420	$10,500,321

Capital contributions	300,000	2,700,000	3,000,000
Capital distributions	-	-	-
Pro-rata allocation of net loss	(252,377)	(2,180,538)	(2,432,915)
BALANCE, JUNE 30, 2025	$1,142,524	$9,924,882	$11,067,406

See notes to financial statements

AVION OWNER, LLC

STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2025 AND THE YEAR ENDED DECEMBER 31, 2024

(Amounts in U.S. Dollars)

	For the Six Months Ended June 30, 2025 (Unaudited)	For the Year Ended December 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,432,915)	$(5,124,967)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expenses	1,348,500	2,697,001
Unrealized (gain)/loss on interest rate swap assets	223,521	1,737,646
Change in operating assets and liabilities:
Other assets	(335,501)	(90,334)
Prepaid expenses	(101,922)	56,565
Purchase of interest rate swap	(250,000)	-
Amortization of deferred financing costs	-	249,819
Accounts payable and accrued expenses	374,312	(690,920)
Taxes Payable	(680,324)	47,798
Other liabilities	112,101	9,777
Net cash used in operating activities	(1,742,228)	(1,107,615)

CASH FLOWS FROM INVESTING ACTIVITIES:
Costs incurred for building improvements	-	(13,711)
Net cash used in investing activities	-	(13,711)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal repayment of mortgage	(250,000)	-
Contributions from Members	3,000,000	-
Net cash provided by financing activities	2,750,000	-

Net increase (decrease) in Cash and cash equivalents and Restricted cash	1,007,772	(1,121,326)

Cash and cash equivalents and Restricted cash at the beginning of the year	3,338,628	4,459,954

Cash and cash equivalents and Restricted cash at the end of the year	4,346,400	3,338,628

Cash and restricted cash reported in the statement of financial condition:
Cash	167,323	314,116
Restricted Cash	4,179,077	3,024,512
Total cash and restricted cash reported in the statement of cash flows:	4,346,400	3,338,628

SUPPLEMENTAL INFORMATION
Cash paid for interest	$2,966,386	$5,399,168

See notes to the financial statements

AVION OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

For the six months ended June 30, 2025

(Unaudited)

1.	Organization

Avion Owner, LLC (A Delaware Limited Liability Company), (the “Company”), was formed on November 18, 2021. The joint venture was formed by InterCapital Group (Sponsor or GP) and Yieldstreet, a full-service, vertically integrated investment firm with property and construction management services provided by its affiliate, Dayrise Residential (“Dayrise”). The joint venture was formed to acquire Sevona Avion, a 344-unit, Class-A apartment complex built in 2012. Amenities at the property include outdoor pool, cabanas, grilling stations, fitness center, dog park, and business center. Yieldstreet and Sponsor acquired the property with the business plan to perform renovations to unit interiors and common areas to garner rental premiums, ultimately increasing net investment income at the property.

2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the reporting periods and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Rental Property

Rental property is carried at cost, net of accumulated depreciation and amortization. Betterments, major renovations and certain costs directly related to the improvement of rental property are capitalized. Maintenance and repair expenses are charged to expense as incurred. Tenant improvements are amortized on a straight-line basis over the lives of the related properties, which approximate the useful lives of the assets.

Depreciation is recognized using straight-line method for financial reporting purposes.

		June 30, 2025	December 31, 2024
Description		Sevona Avion, 344- unit, Class -A multifamily property Fort Worth, TX
Date of Construction		2012
Date Acquired		12/2021
Life on which depreciation in income statement is computed		5 to 30 years
Encumbrances		79,981,042	79,981,042
Gross amount at which carried in the statement of financial condition	Land	7,262,570	7,262,570
	Buildings and Improvements	72,718,472	72,718,472
	Total	79,981,042	79,981,042
Accumulated depreciation and amortization		(9,692,207)	(8,343,706)

Rental property is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. The impairment loss is measured based on the excess of the rental property’s carrying amount over its undiscounted cash flows and the terminal value Impairment analyses are based on current plans, intended holding periods and available market information at the time the analyses are prepared. If our estimates of the projected future cash flows, anticipated holding periods, or market conditions change, our evaluation of impairment losses may be different and such differences could be material to the financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses.

AVION OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

For the six months ended June 30, 2025

(Unaudited)

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments purchased with an original maturity of three months or less. The carrying amount of these investments approximates fair value. The Company held cash in the amount of $167,323 and $314,116 as of June 30, 2025 and December 31, 2024, respectively.

Restricted Cash

The restricted cash includes balances in escrow accounts maintained with mortgage lender for the purpose of tax payments, insurance payments, replacement reserve, repairs reserve and interest reserve pursuant to the mortgage loan agreement. The Company held restricted cash in the amount of $4,179,077 and $3,024,512 as of June 30, 2025 and December 31, 2024, respectively.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under the lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates.

Derivative Instruments and Hedging Activities

The Company managed market risk on its variable rate debt by entering an interest rate swap to fix the rate on debt for varying periods through maturity. The interest rate swap has been accounted for as derivative instruments and, pursuant to ASC Topic 815, Derivatives and Hedging are recorded on the balance sheets at fair value. The Company swap was not designated as hedges, therefore changes in the fair value are recognized in earnings.

Deferred Financing Costs Related to Mortgage Note Payable

Deferred financing costs related to mortgage note payable consists of fees and direct costs incurred in obtaining such financing. These costs are presented as a reduction of our mortgage note payable liability and are amortized over the terms of the loan agreement as a component of “interest and debt expense”.

Rental revenue and other operating revenue

The Company leases multi-family apartment units to tenants through operating leases expiring over the next 12 months. The leases require fixed minimum monthly payments over the terms of the lease and charges for ancillary services provided by the property. Rental revenue includes base rents that each tenant pays in accordance with the terms of its respective lease and is reported on a straight-line basis over the non-cancellable term of the lease.

Tenant Reimbursement Income and other income

Tenant reimbursement income includes revenue arising from tenant leases which provide for the recovery of all or a portion of the operating expenses, such as electricity, water, pet, trash, and monthly statement fees of the property. This revenue is earned in the same period as the expenses are incurred. Other income includes the cash inflows from interest rate swap.

Income Taxes

The Company operates as a limited liability company and is taxed as a partnership. As such, the Company is not subject to income taxes. Rather, all items of taxable income, deductions and tax credits are passed through to and are reported by its owners on their respective income tax returns. The Company is required to file and does file tax returns with the Internal Revenue Service and other taxing authorities. Accordingly, these financial statements do not reflect a provision for federal and state income taxes.

AVION OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

For the six months ended June 30, 2025

(Unaudited)

The Company follows the guidance in the Financial Accounting Standards Board Accounting Standards Codification topic related to Uncertainty in Income Taxes which prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements uncertain tax positions that the Company has taken or expects to take in its income tax returns. Management believes that it has appropriate support for the positions taken on the Company’s tax returns.

3.	Related Party Transactions

The Company has entered into the following transactions with related parties for the period ended June 30, 2025.

Serial No.	Related party name	Nature of relationship	Description of service	Computation Mechanism	Amount ($)
1	Dayrise residential, LLC (“Dayrise”) (InterCapital Partners)	Affiliate/Property Manager	Property management fee; included in “operating expenses”	2.5% of Gross income from operations, maximum limit of 3%	108,718
2	InterCapital Partners	Member/Managing Member	Asset management fee; included in “operating expenses”	1% of total revenue	35,028

The Company has entered into the following transactions with related parties for the period ended June 30, 2024.

Serial No.	Related party name	Nature of relationship	Description of service	Computation Mechanism	Amount ($)
1	Dayrise residential, LLC (“Dayrise”) (InterCapital Partners)	Affiliate/Property Manager	Property management fee; including in “operating expenses”	2.5% of Gross income from operations, maximum limit of 3%	109,148
2	InterCapital Partners	Member/Managing Member	Asset management fee; included “operating expenses”	1% of total revenue	36,869

Additionally, per management agreement, Dayrise performs construction management services with respect to capital improvements and/or repairs or casualty/insurance repairs at the property. Dayrise will be paid a fee equal to five percent (5%) of the costs actually incurred and expressly set forth in a construction budget for these services approved by Owner in writing in advance.

4.	Mortgage Loan Payable

On December 10, 2021, the Company obtained a $62,800,000 mortgage secured by the property. On February 26, 2025, the maturity date was extended to July 1, 2026. Prior to July 1, 2023, the mortgage bears interest rate type of adjustable-rate mortgage (ARM) based on LIBOR on U.S. Dollar deposits for a 30 day period as published by Reuters plus 3.15% margin spread. Beginning July 1, 2023, the mortgage ARM is based on the overnight daily Secured Overnight Financing Rate (SOFR) averaged and compounded for the previous 30 days (in arrears) plus .11448% margin spread. Pursuant to the loan, certain covenants restrict the sale of assets and limit future borrowings. The Company is in compliance with all the covenants set out in the mortgage loan agreement. The swap on this mortgage loan expired on January 01, 2025 and a new swap was entered into on January 2, 2025. See Note 7, Interest Rate Swap for more details.

5.	Members’ Equity

Each member of the Company has contributed capital to the Company and thereafter may make additional capital contributions to the Company in accordance with the terms of the Limited Liability Agreement. Without limitation, no member shall, upon dissolution of the Company or otherwise, be required to restore any deficit in such member’s capital account. No member shall be entitled to withdraw from the Company.

AVION OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

For the six months ended June 30, 2025

(Unaudited)

At least quarterly, or otherwise at such other times at the members’ approval, all available cash shall be distributed to the members in accordance with the limited liability company agreement.

Allocations of profits or losses of are allocated among the members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to the distributions that would be made to such member if the Company were dissolved, its affairs would up and its assets sold for cash equal to their gross asset value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the adjusted gross asset value of the asset securing such liability), and the net assets of the Company were distributed to the members immediately after making such allocation.

6.	Fair Value Measurement

Fair Value Measurement

ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value and establishes a framework for measuring fair value. The objective of fair value is to determine the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). ASC Topic 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels: Level 1 – quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities; Level 2 – observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and Level 3 – unobservable inputs that are used when little or no market data is available. The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as consider counterparty credit risk in our assessment of fair value. Considerable judgment is necessary to interpret Level 2 and 3 inputs in determining the fair value of our financial and non- financial assets and liabilities. Accordingly, our fair value estimates, which are made at the end of each reporting period, may be different than the amounts that may ultimately be realized upon sale or disposition of these assets.

Financial Assets Measured at Fair Value

Financial assets measured at fair value as of June 30, 2025, consist of interest rate swap asset, which are classified as Level 2 in the fair value hierarchy.	Carrying amount ($)	Fair value ($)
Interest rate swap asset	$250,000	$26,479

Financial assets measured at fair value as of December 31, 2024, consist of interest rate swap asset, which are classified as Level 2 in the fair value hierarchy.	Carrying amount ($)	Fair value ($)
Interest rate swap asset(1)	-	-

(1) The interest rate swap asset expired on January 01, 2025, and was valued at $0 as of December 31, 2024.

Financial Liabilities Not Measured at Fair Value

Financial liabilities not measured at fair value in our financial statements include mortgage note. Estimates of the fair value of these instruments are determined by the standard practice of modeling the contractual cash flows required under the instrument and discounting them back to their present value at the appropriate current values.

AVION OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

For the six months ended June 30, 2025

(Unaudited)

The following is a summary of the carrying amounts and fair value of these financial instruments as of June 30, 2025 and December 31, 2024.

	As of June 30, 2025		As of December 31, 2024
Financial liabilities	Carrying Amount ($)	Estimated Fair Value ($)	Carrying Amount ($)	Estimated Fair Value ($)
Notes and mortgages payable	62,550,000	62,550,000	62,800,000	62,800,000

7.	Interest rate swap

The Company managed market risk on its variable rate debt by entering an interest rate swap to fix the rate of debt. The interest rate swap is accounted for as a derivative instrument and, pursuant to ASC Topic 815, Derivatives and Hedging is recorded on the balance sheet at fair value.

As of June 30, 2025 and December 31, 2024, the Company had interest rate swaps with an aggregate notional amount of $62,550,000 and $62,800,000, respectively that were not designated as a hedge. Changes in the fair value of interest rate swaps that are not designated as hedges are recognized in earnings. For the periods ended June 30, 2025 and December 31, 2024, the Company recognized unrealized gain/(loss) of ($223,521) and ($1,737,646), respectively, from the recognition of interest rate swap at fair value. The table below provides additional details on the Company’s interest rate swaps.

As of:	Notional amount ($)	Carrying amount ($)	Unrealized gain/(loss) ($)	Cost of the swap ($)
June 30, 2025	62,550,000	26,479	(223,521)	250,000
December 31, 2024	62,800,000	-	(1,737,646)	463,000

8.	Commitments and Contingencies

Insurance

The Company has commercial general liability coverage on the property, with limits of liability customary within the industry. The Company believes the policy specifications and insured limits are adequate given the relative risk of loss, the cost of the coverage and, in consultation with our insurance advisors, the Company believes the Property is adequately insured.

Other Commitments and Contingencies

There are no other significant commitments and contingencies.

9.	Subsequent Events

The Company has evaluated subsequent events through September 26, 2025, the date these financial statements were available to be issued and has determined that there are no subsequent events.

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